UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2011 (February 28, 2011)

ALTEROLA BIOTECH INC.
(Exact name of registrant as specified in its charter)

Nevada	333-156091	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

228 Hamilton Avenue, 3rd Floor Palo Alto, California	94301
(Address of principal executive offices)	(Zip Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, the Board of Directors (the “Board”) of Alterola Biotech Inc. (the “Company”) elected Tobias Hedstrom as a member of the Board. Following this election, Mr. Soren Nielsen resigned his position as a member of the Board. He also resigned as Chief Executive Officer, Chief Financial Officer, President and Secretary of the Company, effective February 28, 2011.  Mr. Nielsen did not resign from the Board as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Following Mr. Nielsen’s resignation, the Board appointed Mr. Hedstrom to replace Mr. Niesen as Chief Executive Officer, Chief Financial Officer, President and Secretary of the Company, effective February 28, 2011.

Mr. Hedstrom has over 10 years of experience within the media industry in Sweden and has spent the last four years as a business consultant. Mr. Hedstrom was the founder and managing director of Mediagem, a Swedish company which provides licensing, sales and business development consulting to small companies and start-ups. From 2006 to 2007, he served as a business consultant for Telenor (formerly Vodafone). From 2003 to 2006, Mr. Hedstrom worked for Modern Times Group, a media company in Sweden which among many other houses the global newspaper Metro.  Mr. Hedstrom was responsible for business development and sales across Sweden and the Nordic markets.  Through 2010, Mr. Hedstrom was an independent consultatnt to the Company, helping to identify and negotiate with various companies involved in the neutracueticals market.  Mr. Hedstrom has been chosedn as a director because the Company believe it can benefit from his leadership skills and management experience.  Mr. Hedstrom received his education his education at the university of Gothenburg, Lindholmen, where he studied economics and computer science.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEROLA BIOTECH INC.

Date: March 4, 2011	By:	/s/ Tobias Hedstrom
Tobias Hedstrom
Chief Executive Officer